Exhibit 99.1

October 28, 2015	Analyst Contact:	Andrew Ziola 918-947-7163
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Announces Third-quarter 2015 Financial Results;
Updates 2015 Financial Guidance

Declares Fourth-quarter Dividend

TULSA, Okla. - October 28, 2015 - ONE Gas, Inc. (NYSE: OGS) today announced financial results for its third quarter 2015, updated its full-year 2015 guidance and declared its quarterly dividend.

Highlights include:

•	Third-quarter 2015 net income was $7.4 million, or $0.14 per diluted share, compared with $4.7 million, or $0.09 per diluted share, in the third quarter 2014;

•	Updated 2015 net income guidance to the range of $113 million to $118 million, compared with the previous guidance range of $108 million to $118 million; and

•
The board of directors declared a quarterly dividend of 30 cents per share, or $1.20 per share on an annualized basis, payable on Dec. 1, 2015, to shareholders of record at the close of business on Nov. 13, 2015.

“Our focus is to continue serving our customers safely and reliably,” said Pierce H. Norton II, president and chief executive officer. "We are on track with our capital investment plan, which demonstrates our commitment to pipeline system integrity. I want to thank our 3,400 employees who demonstrate our values and provide industry-leading customer service every day."

THIRD-QUARTER 2015 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $24.9 million in the third quarter 2015, compared with $19.1 million in the third quarter 2014.

Net margin increased by $4.0 million compared with third quarter 2014, due primarily to a $4.6 million increase from new rates primarily in Oklahoma and Texas.

Third-quarter 2015 operating costs were $111.6 million, compared with $116.2 million in the third quarter 2014, which primarily reflects:

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ONE Gas Announces Third-quarter 2015 Financial Results;
Updates 2015 Financial Guidance; Declares Fourth-quarter Dividend

October 28, 2015

•	A $3.9 million decrease in information technology expenses, which includes $3.3 million of costs associated with the separation from ONEOK, Inc.;

•	A $1.6 million decrease in outside service expenses and other costs associated with pipeline maintenance activities;

•	A $1.1 million decrease in ad valorem taxes;

•	A $0.6 million decrease in fleet-related expenses;

•	A $0.5 million decrease in bad debt expense due primarily to warmer weather in Kansas; and

•	A $3.7 million increase in employee-related expenses.

Third-quarter 2015 depreciation and amortization expense was $34.0 million, compared with $31.2 million in the third quarter 2014. This increase was due primarily to an increase in depreciation expense from capital investments placed in service.

Capital expenditures were $74.3 million for the third quarter 2015, compared with $76.0 million in the third quarter 2014.

Key Statistics: More detailed information is listed on page 13 in the tables.

•	Residential natural gas sales volumes were 7.5 billion cubic feet (Bcf) in the third quarter 2015, down 5 percent compared with the same period last year;

•	Total natural gas sales volumes were 11.4 Bcf in the third quarter 2015, down 5 percent compared with the same period last year;

•	Natural gas transportation volumes were 43.1 Bcf in the third quarter 2015, down 1 percent compared with the same period last year; and

•	Total natural gas volumes delivered were 54.5 Bcf in the third quarter 2015, down 2 percent compared with the same period last year.

YEAR-TO-DATE 2015 FINANCIAL PERFORMANCE

Operating income for the nine-month 2015 period was $165.2 million, compared with $155.3 million for the same period last year.

Net margin increased by $7.5 million compared with the same period last year, which primarily reflects:

•	A $19.4 million increase from new rates primarily in Oklahoma and Texas;

•	A $3.7 million increase attributed to residential customer growth primarily in Oklahoma;

•	A $5.6 million decrease due to lower sales volumes, net of weather normalization, primarily from warmer weather for the nine-month 2015 period compared with the same period last year;

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ONE Gas Announces Third-quarter 2015 Financial Results;
Updates 2015 Financial Guidance; Declares Fourth-quarter Dividend

October 28, 2015

•	A $5.1 million decrease in line extension revenue, from commercial and industrial customers, and other revenues;

•
A $3.2 million decrease in rider and surcharge recoveries due to a lower ad-valorem surcharge in Kansas and the expiration of the take-or-pay rider in Oklahoma, both of which were offset by lower amortization expense; and

•	A $1.9 million decrease due primarily to lower transportation volumes from weather-sensitive customers in Kansas.

Operating costs for the nine-month 2015 period were $346.5 million, compared with $353.5 million for the same period last year, which primarily reflects:

•	A $3.5 million decrease in information technology expenses, which includes $5.9 million of costs associated with the separation from ONEOK, offset partially by costs for maintenance agreements;

•	A $3.5 million decrease in outside service expenses associated with pipeline maintenance activities;

•	A $3.0 million decrease in legal and workers’ compensation expense;

•	A $2.6 million decrease in ad valorem taxes;

•	A $2.1 million decrease in bad debt expense due primarily to warmer weather in Kansas; and

•	A $8.1 million increase in employee-related expenses.

Depreciation and amortization expense for the nine-month 2015 period was $98.6 million, compared with $94.0 million for the same period last year. This increase was due to an $8.3 million increase in depreciation expense from capital investments placed in service, offset partially by a $2.9 million decrease associated with the ad-valorem surcharge rider in Kansas and take-or-pay rider in Oklahoma.

Capital expenditures for the nine-month 2015 period were $199.7 million, compared with $224.6 million for the same period last year, due primarily to information technology assets acquired in 2014 due to the separation from ONEOK.

The company ended the third quarter with $53.0 million of cash and cash equivalents, no short-term borrowings and $1.0 million in letters of credit, leaving $699 million of credit available under its $700 million credit facility. The total debt-to-capitalization ratio at Sept. 30, 2015, was 40 percent.

> View earnings tables

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ONE Gas Announces Third-quarter 2015 Financial Results;
Updates 2015 Financial Guidance; Declares Fourth-quarter Dividend

October 28, 2015

REGULATORY ACTIVITY

Oklahoma

In July 2015, Oklahoma Natural Gas filed a request with the Oklahoma Corporation Commission (OCC) for an increase in base rates, reflecting system investments and operating costs necessary to maintain the safety and reliability of its natural gas distribution system. Oklahoma Natural Gas’ request, if approved, represents an increase of $50.4 million in base rates and would result in a typical residential customer paying $4.98 more per month for the utility’s natural gas service.

The hearing on the merits of the request will occur in November 2015. In accordance with Oklahoma law, the OCC has 180 days to consider Oklahoma Natural Gas’ proposed rate changes.

Texas

In March 2015, Texas Gas Service filed under the El Paso Annual Rate Review (EPARR) requesting an increase in revenues in the City of El Paso and surrounding incorporated cities. In August 2015, the incorporated cities in the El Paso service area approved an increase in revenues of $8.55 million for the El Paso service area, of which $8.0 million is applicable to the incorporated cities.

The EPARR provides for a streamlined review of Texas Gas Service’s revenue requirement on an annual basis, and is in lieu of a filing under the Gas Reliability Infrastructure Program (GRIP) statute.

GRIP is a capital-recovery mechanism that allows for a rate adjustment providing recovery of and a return on incremental capital investments made between rate cases.

In the normal course of business, Texas Gas Service has received approval for increases totaling $4.7 million in 2015 for rate relief under the GRIP and cost-of-service adjustments in other Texas jurisdictions to address investments in rate base and changes in cost of service.

Kansas

Kansas Gas Service filed a request for interim rate relief under the Gas System Reliability Surcharge (GSRS) rider in August 2015 for an increase in customers' bills totaling approximately $2.4 million, effective January 2016. GSRS is a capital-recovery mechanism that allows for a rate adjustment providing recovery of and a return on incremental safety-related and government-mandated capital investments made between rate cases. The Kansas Corporation Commission has 120 days to render a decision on the request.

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ONE Gas Announces Third-quarter 2015 Financial Results;
Updates 2015 Financial Guidance; Declares Fourth-quarter Dividend

October 28, 2015

Kansas Gas Service is expected to file a rate case in 2016 based on a 2015 test year, with new rates effective January 2017.

2015 FINANCIAL GUIDANCE UPDATED

ONE Gas 2015 net income is expected to be in the range of $113 million to $118 million, compared with its previously announced range of $108 million to $118 million. The updated guidance reflects lower operating and interest expenses, offset partially by lower net margin, compared with the guidance provided on Dec. 1, 2014.

Capital expenditures are still expected to be approximately $300 million in 2015. More than 70 percent of these expenditures are targeted for system integrity and replacement projects.

Additional information is available in the guidance table on the ONE Gas website.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Thurs., Oct. 29, 2015, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 800-479-9001, pass code 793678, or log on to www.onegas.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 793678.

LINK TO EARNINGS TABLES

http://www.onegas.com/~/media/OGS/Earnings/2015/OGS_Q3Earnings-92Lk$CqzA.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURES

ONE Gas has disclosed in this news release cash flow from operations before changes in working capital, which is a non-GAAP financial measure. Cash flow from operations before changes in working capital is used as a measure of the company's financial performance. Cash flow from operations before changes in working capital is defined as net income adjusted for depreciation and amortization, deferred income taxes, and certain other noncash items.

The non-GAAP financial measure described above is useful to investors as an indicator of financial performance of the company's investments to generate cash flow sufficient to support

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ONE Gas Announces Third-quarter 2015 Financial Results;
Updates 2015 Financial Guidance; Declares Fourth-quarter Dividend

October 28, 2015

our capital expenditure programs and pay dividends to our investors. ONE Gas cash flow from operations before changes in working capital should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

This non-GAAP financial measure excludes some, but not all, items that affect net income. Additionally, this calculation may not be comparable with similarly titled measures of other companies. A reconciliation of cash flow from operations before changes in working capital is included in the guidance table.

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ONE Gas, Inc. (NYSE: OGS) is a natural gas distribution company and the successor to the company founded in 1906 as Oklahoma Natural Gas Company, which became ONEOK, Inc. in 1980. On Jan. 31, 2014, ONE Gas officially separated from ONEOK into a stand-alone, 100 percent regulated, publicly traded natural gas utility.

ONE Gas trades on the New York Stock Exchange under the symbol "OGS," and is included in the S&P MidCap 400 Index.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas. ONE Gas is one of the largest publicly traded, 100 percent regulated, natural gas utilities in the United States.

ONE Gas is headquartered in Tulsa, Okla., and its companies include the largest natural gas distributor in Oklahoma and Kansas, and the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com. For the latest news about ONE Gas, follow us on Twitter @ONEGasInc.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.
Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.
One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

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ONE Gas Announces Third-quarter 2015 Financial Results;
Updates 2015 Financial Guidance; Declares Fourth-quarter Dividend

October 28, 2015

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation, including the application of market rates by state and local agencies;
the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•	our ability to secure reliable, competitively priced and flexible natural gas supply;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•	the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies;

•	our ability to generate sufficient cash flows to meet all our cash needs;

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of LDC franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	changes in law resulting from new federal or state energy legislation;

•	changes in environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	advances in technology;

•	population growth rates and changes in the demographic patterns of the markets we serve;

•	acts of nature and the potential effects of threatened or actual terrorism, including cyber attacks and war;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries;

•	changes in accounting standards and corporate governance;

•	our ability to attract and retain talented management and directors;

•	the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	declines in the market prices of debt and equity securities and resulting funding requirements for our defined benefit pension plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•
the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement with ONEOK;

•	our ability to operate effectively as a separate, publicly traded company; and

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ONE Gas Announces Third-quarter 2015 Financial Results;
Updates 2015 Financial Guidance; Declares Fourth-quarter Dividend

October 28, 2015

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and the Consumer Protection Act of 2010.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Third-quarter 2015 Financial Results;
Updates 2015 Financial Guidance; Declares Fourth-quarter Dividend

October 28, 2015

ONE Gas, Inc.
STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2015	2014	2015	2014
	(Thousands of dollars, except per share amounts)
Revenues	$225,226	$241,522	$1,158,543	$1,304,538
Cost of natural gas	54,724	75,070	548,226	701,757
Net margin	170,502	166,452	610,317	602,781
Operating expenses
Operations and maintenance	98,698	101,829	304,681	309,154
Depreciation and amortization	33,956	31,217	98,592	93,995
General taxes	12,897	14,287	41,818	44,348
Total operating expenses	145,551	147,333	445,091	447,497
Operating income	24,951	19,119	165,226	155,284
Other income	166	8	1,051	1,005
Other expense	(1,884)	(652)	(2,840)	(1,829)
Interest expense, net	(11,233)	(11,160)	(33,592)	(35,886)
Income before income taxes	12,000	7,315	129,845	118,574
Income taxes	(4,629)	(2,662)	(50,017)	(45,391)
Net income	$7,371	$4,653	$79,828	$73,183

Earnings per share
Basic	$0.14	$0.09	$1.52	$1.40
Diluted	$0.14	$0.09	$1.50	$1.38

Average shares (thousands)
Basic	52,408	52,361	52,627	52,353
Diluted	53,072	53,014	53,315	52,848
Dividends declared per share of stock	$0.30	$0.28	$0.90	$0.56

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ONE Gas Announces Third-quarter 2015 Financial Results;
Updates 2015 Financial Guidance; Declares Fourth-quarter Dividend

October 28, 2015

ONE Gas, Inc.
BALANCE SHEETS

	September 30,	December 31,
(Unaudited)	2015	2014
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$5,040,313	$4,850,201
Accumulated depreciation and amortization	1,604,509	1,556,481
Net property, plant and equipment	3,435,804	3,293,720
Current assets
Cash and cash equivalents	52,974	11,943
Accounts receivable, net	103,406	326,749
Materials and supplies	33,400	27,511
Income tax receivable	23,725	43,800
Natural gas in storage	159,912	185,300
Regulatory assets	31,703	50,193
Other current assets	12,227	22,005
Total current assets	417,347	667,501
Goodwill and other assets
Regulatory assets	440,312	478,723
Goodwill	157,953	157,953
Other assets	54,905	51,313
Total goodwill and other assets	653,170	687,989
Total assets	$4,506,321	$4,649,210

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ONE Gas Announces Third-quarter 2015 Financial Results;
Updates 2015 Financial Guidance; Declares Fourth-quarter Dividend

October 28, 2015

ONE Gas, Inc.
BALANCE SHEETS
(Continued)
	September 30,	December 31,
(Unaudited)	2015	2014
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued 52,598,005 shares and outstanding 52,151,279 shares at September 30, 2015; issued and outstanding 52,083,859 shares at December 31, 2014	$526	$521
Paid-in capital	1,762,508	1,758,796
Retained earnings	71,746	39,894
Accumulated other comprehensive income (loss)	(4,751)	(5,174)
Treasury stock, at cost: 446,726 shares at September 30, 2015	(19,108)	—
Total equity	1,810,921	1,794,037
Long-term debt, excluding current maturities	1,201,306	1,201,311
Total equity and long-term debt	3,012,227	2,995,348
Current liabilities
Current maturities of long-term debt	7	6
Notes payable	—	42,000
Accounts payable	57,240	159,064
Accrued interest	7,647	18,872
Accrued taxes other than income	40,429	44,742
Accrued liabilities	18,000	26,019
Customer deposits	58,331	60,003
Regulatory liabilities	41,337	32,467
Other current liabilities	10,478	9,260
Total current liabilities	233,469	392,433
Deferred credits and other liabilities
Deferred income taxes	907,647	894,585
Employee benefit obligations	274,073	287,779
Other deferred credits	78,905	79,065
Total deferred credits and other liabilities	1,260,625	1,261,429
Commitments and contingencies
Total liabilities and equity	$4,506,321	$4,649,210

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ONE Gas Announces Third-quarter 2015 Financial Results;
Updates 2015 Financial Guidance; Declares Fourth-quarter Dividend

October 28, 2015

ONE Gas, Inc.
STATEMENTS OF CASH FLOWS
	Nine Months Ended
	September 30,
(Unaudited)	2015	2014
	(Thousands of dollars)
Operating activities
Net income	$79,828	$73,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98,592	93,995
Deferred income taxes	19,384	2,828
Share-based compensation expense	3,863	5,651
Provision for doubtful accounts	2,951	5,019
Changes in assets and liabilities:
Accounts receivable	220,392	216,219
Materials and supplies	(5,889)	6,238
Income tax receivable	20,075	(4,862)
Natural gas in storage	25,388	(51,192)
Asset removal costs	(33,744)	(34,963)
Accounts payable	(104,948)	(70,063)
Accrued interest	(11,225)	7,521
Accrued taxes other than income	(4,313)	11,060
Accrued liabilities	(8,019)	15,977
Customer deposits	(1,672)	(43)
Regulatory assets and liabilities	64,368	23,308
Other assets and liabilities	(15,493)	(49,868)
Cash provided by operating activities	349,538	250,008
Investing activities
Capital expenditures	(199,678)	(224,619)
Cash used in investing activities	(199,678)	(224,619)
Financing activities
Repayments of notes payable	(42,000)	—
Repurchase of common stock	(24,122)	—
Issuance of debt, net of discounts	—	1,199,994
Long-term debt financing costs	—	(11,078)
Cash payment to ONEOK upon separation	—	(1,130,000)
Issuance of common stock	4,471	1,330
Dividends paid	(47,178)	(29,121)
Cash provided by (used in) financing activities	(108,829)	31,125
Change in cash and cash equivalents	41,031	56,514
Cash and cash equivalents at beginning of period	11,943	3,171
Cash and cash equivalents at end of period	$52,974	$59,685

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ONE Gas Announces Third-quarter 2015 Financial Results;
Updates 2015 Financial Guidance; Declares Fourth-quarter Dividend

October 28, 2015

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2015	2014	2015	2014
	(Millions of dollars, except as noted)
Financial
Net margin	$170.5	$166.5	$610.3	$602.8
Operating costs	$111.6	$116.2	$346.5	$353.5
Depreciation and amortization	$34.0	$31.2	$98.6	$94.0
Operating income	$24.9	$19.1	$165.2	$155.3
Capital expenditures	$74.3	$76.0	$199.7	$224.6

Net margin on natural gas sales	$143.2	$138.3	$515.5	$501.4
Transportation revenues	$20.9	$20.2	$72.9	$74.9
Net margin, excluding other revenues	$164.1	$158.5	$588.4	$576.3

Volumes (Bcf)
Natural gas sales
Residential	7.5	7.8	79.0	84.8
Commercial and industrial	3.7	3.8	25.5	26.9
Wholesale and public authority	0.2	0.3	1.7	1.5
Total volumes sold	11.4	11.9	106.2	113.2
Transportation	43.1	43.7	150.6	159.0
Total volumes delivered	54.5	55.6	256.8	272.2

Average number of customers (in thousands)
Residential	1,955	1,939	1,970	1,957
Commercial and industrial	154	154	157	157
Wholesale and public authority	3	3	3	3
Transportation	13	12	12	12
Total customers	2,125	2,108	2,142	2,129

Heating Degree Days
Actual degree days	9	55	6,008	6,746
Normal degree days	67	67	6,000	6,002
Percent colder (warmer) than normal weather	(86.6)%	(17.9)%	0.1%	12.4%

Statistics by State
Oklahoma
Average number of customers (in thousands)	853	845	861	854
Actual degree days	0	11	2,067	2,381
Normal degree days	14	14	2,012	2,012
Percent colder (warmer) than normal weather	(100.0)%	(21.4)%	2.7%	18.3%

Kansas
Average number of customers (in thousands)	629	625	636	635
Actual degree days	9	43	2,824	3,331
Normal degree days	52	52	2,965	2,965
Percent colder (warmer) than normal weather	(82.7)%	(17.3)%	(4.8)%	12.3%

Texas
Average number of customers (in thousands)	643	638	645	640
Actual degree days	0	1	1,117	1,034
Normal degree days	1	1	1,023	1,025
Percent colder (warmer) than normal weather	(100.0)%	—%	9.2%	0.9%

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ONE Gas Announces Third-quarter 2015 Financial Results;
Updates 2015 Financial Guidance; Declares Fourth-quarter Dividend

October 28, 2015

ONE Gas, Inc.
EARNINGS GUIDANCE*
	Updated	Previous
	2015	2015
(Unaudited)	Guidance	Guidance	Change
	(Millions of dollars)
Operating income
Net margin	$840	$845	$(5)
Operations and maintenance	417	422	(5)
Depreciation and amortization	133	135	(2)
General taxes	55	55	—
Operating income	235	233	2
Other income (expense)	(2)	(2)	—
Interest expense	(45)	(47)	2
Income before income taxes	188	184	4
Income taxes	(72)	(71)	(1)
Net income	$116	$113	$3

Capital expenditures
System integrity and replacements	$208	$213	$(5)
Customer growth	62	55	7
Other	30	32	(2)
Total capital expenditures	$300	$300	$—

	Updated	Previous
	2015	2015
	Guidance	Guidance	Change
	(Millions of dollars)
Cash Flow
Net income	$116	$113	$3
Depreciation and amortization	133	135	(2)
Deferred taxes	23	(8)	31
Other	10	13	(3)
Cash flow from operations before changes in working capital	$282	$253	$29

*Amounts shown are midpoints of ranges provided.